May 6, 1994


Board of Directors
CCB Financial Corporation
111 Corcoran Street
Durham, North Carolina  27701

RE:  1993 Nonstatutory Stock Option Plan for
       CCB Savings Bank of Lenoir, Inc., SSB
     Our File 92-0174(C)

Gentlemen:

We have acted as special counsel to CCB Financial Corporation ("CCB") in connection with the amendment of CCB's 1993 Nonstatutory Stock Option Plan for CCB Savings Bank of Lenoir, Inc., SSB (the "Plan") and the proposed offer and sale by CCB of up to an additional 27,443 shares of its $5.00 par value common stock (the "Shares") pursuant to the terms of the Plan.

In our capacity as special counsel, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of the articles of incorporation, bylaws and corporate resolutions of CCB, the Plan, the Registration Statement on Form S-8 relating to the Plan filed by CCB with the Securities and Exchange Commission (the "Registration Statement"), the relevant provisions of Chapter 55 of the North Carolina General Statutes, and such other records, documents and legal matters as we have deemed relevant and necessary as the basis for rendering our opinion hereinafter set forth. In addition, we have made reasonable inquiries of the officers of CCB as to certain relevant items. In all examinations of documents, we have assumed the genuineness of all original documents and all signatures and the conformity to original documents of all copies submitted to us as certified, conformed or photostatic copies.

Based upon the foregoing, it is our opinion that all requisite corporate action has been taken to amend the Plan and to authorize the issuance and sale of the Shares pursuant thereto; and, that, provided the Registration Statement shall have become and shall remain effective, when the Shares registered thereunder shall have been issued and sold and the purchase price therefor shall have been received by CCB, all in accordance with the terms of the Plan as it appears as an exhibit to the Registration Statement, the Shares so issued and sold will be validly authorized, legally issued, fully paid and nonassessable shares of the common stock of CCB.

This opinion is furnished by us solely for your benefit in connection with the Registration Statement and may not be quoted or relied upon by, nor may copies be delivered to, any other person or entity or used for any other purpose, without our prior express written consent. We hereby expressly disclaim any duty or responsibility to update this opinion or the information upon which it is based after the date hereof.

We hereby consent to the reference to this firm in the Registration Statement and to the filing of this opinion as an exhibit thereto.

                              Yours very truly,


                              WARD AND SMITH, P.A.